                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                         HORIZON MEDICAL PRODUCTS, INC.


                                       AND


                          COLUMBIA VITAL SYSTEMS, INC.


                                       AND


                                 WILLIAM C. HUCK


                                       AND


                                 R. GREGORY HUCK



                             AS OF SEPTEMBER 1, 1998

                                TABLE OF CONTENTS


ARTICLE 1.  ASSET PURCHASE AND SALE...................................................................1
         Section 1.1.   Agreement to Sell.............................................................1
         Section 1.2.   Purchased Assets..............................................................2
         Section 1.3.   Excluded Assets...............................................................2
         Section 1.4.   Agreement to Purchase.........................................................3
         Section 1.5.   The Purchase Price............................................................3
         Section 1.6.   Inspection of Books and Records...............................................6
         Section 1.7.   Valuation For Tax Reporting Purposes..........................................6
         Section 1.8.   Assumption of Assumed Obligations.............................................6
         Section 1.9.   Excluded Liabilities..........................................................6

ARTICLE 2.  CLOSING; ITEMS TO BE DELIVERED; FURTHER ASSURANCES........................................7
         Section 2.1.   Closing.......................................................................7
         Section 2.2.   Items to be Delivered at Closing..............................................7
         Section 2.3.   Further Assurances............................................................8

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE SELLER
            AND SHAREHOLDERS..........................................................................8
         Section 3.1.   Organization..................................................................8
         Section 3.2.   Authorization.................................................................9
         Section 3.3.   No Interest in Other Entities.................................................9
         Section 3.4.   Absence of Restrictions and Conflicts.........................................9
         Section 3.5.   Ownership of Assets and Related Matters......................................10
         Section 3.6.   Financial Statements.........................................................11
         Section 3.7.   No Undisclosed Liabilities...................................................11
         Section 3.8.   Absence of Certain Changes...................................................11
         Section 3.9.   Legal Proceedings............................................................12
         Section 3.10.  Compliance with Law..........................................................12
         Section 3.11.  Seller Material Contracts....................................................13
         Section 3.12.  Tax Returns; Taxes...........................................................14
         Section 3.13.  Officers, Directors and Employees............................................14
         Section 3.14.  Labor Relations..............................................................14
         Section 3.15.  Insurance....................................................................15
         Section 3.16.  Software, Patents, Trademarks, Trade Names...................................15
         Section 3.17.  Transactions with Affiliates.................................................15
         Section 3.18.  Brokers, Finders and Investment Bankers......................................16
         Section 3.19.  Disclosure...................................................................16

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
ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER..............................................16
         Section 4.1.   Organization.................................................................16
         Section 4.2.   Authorization................................................................16
         Section 4.3.   Absence of Restrictions and Conflicts........................................17
         Section 4.4.   Disclosure...................................................................17

ARTICLE 5.  CERTAIN COVENANTS AND AGREEMENTS.........................................................17
         Section 5.1.   Conduct of Business by the Seller............................................17
         Section 5.2.   Inspection and Access to Information.........................................19
         Section 5.3.   No Solicitation; Acquisition Proposals.......................................19
         Section 5.4.   Best Efforts; Further Assurances; Cooperation................................20
         Section 5.5.   Public Announcements.........................................................21
         Section 5.6.   Financial Statements.........................................................21
         Section 5.7.   Supplements to Disclosure Letters............................................21
         Section 5.8.   Employee Matters.............................................................22
         Section 5.9.   Books and Records............................................................22
         Section 5.10.  Noncompetition...............................................................23
         Section 5.11.  Confidentiality..............................................................24
         Section 5.12.  Transition Services..........................................................25

ARTICLE 6.  CONDITIONS...............................................................................25
         Section 6.1.   Conditions to Each Party's Obligations.......................................25
         Section 6.2.   Conditions to Obligations of Purchaser.......................................25
         Section 6.3.   Conditions to Obligations of the Seller......................................27

ARTICLE 7.  TERMINATION..............................................................................28
         Section 7.1.   Termination and Abandonment..................................................28
         Section 7.2.   Specific Performance and Other Remedies......................................28
         Section 7.3.   Effect of Termination........................................................29

ARTICLE 8.  INDEMNIFICATION..........................................................................29
         Section 8.1.   Indemnification Obligations of the Seller and Shareholders...................29
         Section 8.2.   Indemnification Obligations of Purchaser.....................................30
         Section 8.3.   Indemnification Procedure....................................................30
         Section 8.4.   Claims Period................................................................32
         Section 8.5.   Right of Offset..............................................................32
         Section 8.6.   Jurisdiction and Forum.......................................................33
         Section 8.7.   Compliance with Bulk Sales Laws..............................................34


                                      -ii-

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
ARTICLE 9.  MISCELLANEOUS PROVISIONS.................................................................35
         Section 9.1.   Notices......................................................................35
         Section 9.2.   Disclosure Letters and Exhibits..............................................36
         Section 9.3.   Time of the Essence; Computation of Time.....................................36
         Section 9.4.   Assignment; Successors in Interest...........................................36
         Section 9.5.   Investigations; Representations and Warranties...............................36
         Section 9.6.   Number; Gender...............................................................37
         Section 9.7.   Captions.....................................................................37
         Section 9.8.   Seller Executives; Knowledge.................................................37
         Section 9.9.   Controlling Law; Integration; Amendment......................................37
         Section 9.10.  Severability.................................................................38
         Section 9.11.  Counterparts.................................................................38
         Section 9.12.  Enforcement of Certain Rights................................................38
         Section 9.13.  Waiver.......................................................................38
         Section 9.14.  Fees and Expenses............................................................39


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



                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT, dated as of, and effective as of September 1, 1998 (the "Agreement"), by and among HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation, or one or more of its designated affiliates ("Purchaser"), COLUMBIA VITAL SYSTEMS, INC., an Illinois corporation ("Seller") and William C. Huck, an Illinois resident and R. Gregory Huck, an Illinois resident (William C. Huck and
R. Gregory Huck hereinafter collectively referred to as the "Shareholders").


                              W I T N E S S E T H:


         WHEREAS, Seller is engaged in the medical device distribution business called the "CVS Midwest Division" by the Seller, as more fully described in
Schedule 1.5 (the "Business"); and

         WHEREAS, Purchaser and Seller desire to enter into this Agreement pursuant to which (a) Seller proposes to sell to Purchaser substantially all of its assets relating to the Business and (b) Purchaser proposes to purchase such assets from Seller and to assume certain liabilities of Seller relating to the Business.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE 1.

                             ASSET PURCHASE AND SALE

         Section 1.1. Agreement to Sell. At the Closing (as hereinafter defined) and except as otherwise specifically provided in this Article 1, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to (a) the Business as a going concern and (b) all of the assets, properties and rights of Seller constituting the Business or used therein, of every kind and description, personal and mixed, tangible and intangible, wherever situated (which Business, assets, properties and rights are hereinafter collectively referred to as the "Purchased Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except Assumed Obligations (as hereinafter defined).

         Section 1.2. Purchased Assets. Except as otherwise expressly set forth in Section 1.3 hereof, the Purchased Assets shall include without limitation the following assets, properties and rights of Seller used in the conduct of, or generated by, or constituting a part of, the Business:

                  (a) all rights in and to all agreements, contracts, and understandings with sales representatives of Seller, including Jennifer Riggins at the option of Purchaser and excluding Ted Beatty (the "Sales Representatives"), if any, as further described on Schedule 1.2(a) hereto;

                  (b) all inventory of the Business, which consist of only finished goods inventory and all sample inventory of the Business;

                  (c) all warehouse shelving used for the Business inventory at the end of the Term of the Transition Services Agreement attached as
         Exhibit 5.12;

                  (d) all intellectual property relating to the Business, including the name "Columbia Vital Systems", copyrights, trademarks, service marks, and all applications therefor, together with all related design, know-how, specifications, trade secrets, processes, technology, goodwill, and other intangible property rights related thereto, if any, as further described on Schedule 1.2(d) hereto;

                  (e) all right, title, and interest in and to agreements between Seller and various manufacturers or suppliers whose products are distributed by Seller (the "Products"), as agreed to by Purchaser, to the full extent such agreements are transferable and as further described on Schedule 1.2(e) hereto;

                  (f) all product packaging [other than shipping materials], literature, manuals, customer lists, sales records, and other books, records, files, and documents relating to the Business;

                  (g) all licenses, permits, consents, certifications, and authorizations related to the Business, and all applications therefor, from any governmental body, authority, or agency, if any, as further described on Schedule 1.2(g) hereto; and

                  (h) all agreements, contracts and commitments (whether written or verbal) pursuant to which Seller provides goods or services to the clients of the Business, as further described on Schedule 1.2(h) hereto.

         Section 1.3. Excluded Assets. Notwithstanding anything to the contrary set forth herein, Purchaser, by consummating the transaction described in this Agreement, shall not acquire any assets of Seller other than the Purchased Assets, or such other assets as are set forth on Schedule 1.3 hereto.


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



         Section 1.4. Agreement to Purchase. At the Closing, Purchaser shall acquire the Purchased Assets from Purchaser, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price (as hereinafter defined) and the assumption by Purchaser of the Assumed Obligations as provided in Section 1.8 hereof.

         Section 1.5. The Purchase Price.

                  (a) If Pall Corporation, ("Pall") enters into a distribution agreement with Purchaser for the distribution by Purchaser in the Territory of the Pall products that are presently distributed by Seller with product prices no higher than prices presently paid by Seller for such products (the "Distribution Agreement") at any time prior to the period ending 120 days after Pall last delivers all products required under Palls existing Distributorship Agreement with Seller (the "Distribution Date"), then the Purchase Price payable by Purchaser for the Purchased Assets will be that which is described in this Section 1.5(b). If Pall does not enter into the Distribution Agreement with Purchaser prior to the Distribution Date then the purchase price payable by Purchaser for the Purchased Assets will be determined under
         Section 1.5(d) below (the "Alternate Purchase Price"). In the event Purchaser and Pall should enter into the Distribution Agreement after the Closing Date but the parties agree to close the transaction described herein with the Alternate Purchase Price and then adjust the amounts previously paid at the Closing in accordance with Section 1.5(b) within fifteen (15) days after the date on which Purchaser and Pall enter into the Distribution Agreement.

                  (b) In exchange for the Purchased Assets described above, Purchaser will pay to Seller a purchase price ("Purchase Price") of Nine Million Two Hundred Twenty Five Thousand Dollars ($9,225,000), payable in cash as follows: Four Million Five Hundred Seventy Five Thousand Dollars ($4,575,000) payable at the Closing, as hereinafter defined, Two Million Three Hundred Twenty Five Thousand Dollars ($2,325,000) payable on January 31, 2000 ("First Anniversary Payment"), and Two Million Three Hundred Twenty Five Thousand Dollars ($2,325,000) payable January 31, 2001 ("Second Anniversary Payment"); provided, however, that the First Anniversary Payment and Second Anniversary Payment will be reduced as described below. In the event the Sales Revenues, as defined below, during Year 1, as hereinafter defined, are less than Twelve Million Dollars ($12,000,000) or Sales Revenues during Year 2, as hereinafter defined, are less than Twelve Million Dollars ($12,000,000), the First Anniversary Payment or the Second Anniversary Payment, as the case may be, will be reduced in the following manner:.

                      (i) a reduction of twenty five percent (25%) of the amount of the First Anniversary Payment or the amount of the Second Anniversary Payment, as the case may be, if Sales Revenues during Year 1 or Year 2, respectively, are at least

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



                  Ten Million Dollars ($10,000,000), but less than Twelve Million Dollars ($12,000,000).

                           (ii) a reduction of fifty percent (50%) of the amount of the First Anniversary Payment or the amount of the Second Anniversary Payment, as the case may be, if Sales Revenues during the year in question are at least Eight Million Dollars ($8,000,000) but less than Ten Million Dollars ($10,000,000);

                           (iii) a reduction of seventy five percent (75%) of
                  the amount of the First Anniversary Payment or the amount of the Second Anniversary Payment, as the case may be, if Sales Revenues during the year in question are at least Six Million Dollars ($6,000,000) but less than Eight Million Dollars ($8,000,000); and

                           (iv) a reduction to zero for the First Anniversary Payment or the Second Anniversary Payment, as the case may be, if Sales Revenues during the applicable year in question are less than Six Million Dollars ($6,000,000).

                  (c) For purposes of this Section 1.5, the terms listed below contain are defined as follows:

                           (i) "Sales Revenues" is defined as the total revenue (in accordance with generally accepted accounting principles) of Purchaser, including shipping and handling charges billed to customers directly arising from sales of the products currently distributed by Seller or the Business as well as any products currently sold by Purchaser in the Territory and any products sold in the future by Purchaser in the Territory during Year 1 or Year 2, after deduction for any applicable sales taxes, returns, and allowances.

                           (ii) "Year 1" is defined as the period from the Closing Date through the first anniversary date of the Closing or calendar year 1999, at the option of Seller. Such option to be exercised by Seller upon written notice to Purchaser on or before January 15, 2000.

                           (iii) "Year 2" is defined as the period from the day
                  after the first anniversary date of the Closing through the second anniversary date of the Closing or calendar year 2000, at the option of Seller as exercised for year 1.

                           (iv) "Territory" is defined as the geographic area in which the Sales Representatives presently sell the Products, as more particularly described in Schedule 1.5 hereto.

                  (d) Pursuant to Section 1.5(a) above, in the event Purchaser does not enter into the Distribution Agreement prior to the Closing Date, as defined below, Purchaser

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         will pay to Seller Four Million Two Hundred Twenty-Five Thousand
         Dollars ($4,225,000), with Four Million Dollars ($4,000,000) payable in cash at the Closing and Two Hundred Twenty-Five Thousand Dollars ($225,000) payable in cash on the second anniversary date of the Closing, plus the amounts, if applicable, described in subparagraphs
         (d)(i) and (d)(ii) below.

                           (i) Purchaser will also pay to Seller the following
                  payment based upon the Sales Revenues during Year 1:

                               (1) Five Hundred Thousand Dollars ($500,000)
                           if Sales Revenues during Year 1 are at least Six Million ($6,000,000) but less than Seven Million Dollars ($7,000,000); or

                               (2) Seven Hundred Fifty Thousand Dollars
                           ($750,000) if Sales Revenues during Year 1 are at least Seven Million Dollars ($7,000,000), but less than Eight Million Dollars ($8,000,000); or

                               (3) One Million Dollars ($1,000,000) if Sales
                           Revenues during Year 1 are at least Eight Million Dollars ($8,000,000).

         The payment described in this Section 1.5(d)(i) shall be payable January 31, 2000.

                           (ii) Purchaser will also pay to Seller the following
                  payment based upon Sales Revenues during Year 2:

                               (1) One Million Dollars ($1,000,000) if Sales
                           Revenues during Year 2 are at least Six Million Dollars ($6,000,000), but less than Eight Million Dollars ($8,000,000); or

                               (2) Two Million Dollars ($2,000,000) if Sales
                           Revenues during Year 2 are at least Eight Million Dollars ($8,000,000), but less than Ten Million Dollars ($10,000,000); or

                               (3) Three Million Dollars ($3,000,000) if Sales
                           Revenues during Year 2 are at least Ten Million Dollars ($10,000,000).

         The payment described in this Section 1.5(d)(ii) shall be payable January 31, 2001.

         Section 1.6. Inspection of Books and Records. Seller shall have the right, after prior written notice of at least three (3) business days, to review the books and records of Purchaser that pertain to Sales Revenues, provided, however that Seller's right to review may not be exercised more than once for Year and 1 and once for Year 2. Purchaser will provide to Seller within thirty (30) days after the end of each quarter during Year 1 and Year 2, a written report on Sales Revenues for such quarter.

         Section 1.7. Valuation For Tax Reporting Purposes. Seller and Purchaser agree that Exhibit 1.7, in which the parties have allocated the Purchase Price and Alternate Purchase Price among the Purchased Assets, has been jointly prepared by the parties hereto. The parties agree that the allocation set forth in Exhibit 1.7 is in accordance with ss.1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and each party will use the Exhibit 1.7 in preparing and filing its respective Form 8594 with the Internal Revenue Service, determining Purchaser's cost basis and Seller's amount realized, and for all other relevant federal and state income tax purposes. Each party will provide a copy of the Form 8594 to the other party prior to filing.

         Section 1.8. Assumption of Assumed Obligations. At the Closing and except as otherwise specifically provided in Section 1.9 hereof, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller (hereinafter collectively referred to as the "Assumed Obligations"):

                  (a) All liabilities and obligations arising on or after the Closing Date with respect to the items set forth on Schedules 1.2(a), 1.2(d) and 1.2(e) hereto; and

                  (b) All liabilities and obligations with respect to the Business products sold by Purchaser on or after the Closing Date or received into inventory on or after the Closing Date.

         Section 1.9. Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, except for the liabilities and obligations specifically identified in Section 1.8, in no event shall Purchaser assume or incur or otherwise become responsible for any liability or obligation of Seller of any nature whatsoever, whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued, due or to become due.

                                   ARTICLE 2.

                         CLOSING; ITEMS TO BE DELIVERED;
                               FURTHER ASSURANCES

         Section 2.1. Closing. The consummation of the transactions contemplated by this Agreement is herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall take place on or before September 15, 1998 at the offices of Purchaser, or at such other time and location as the Purchaser and Seller shall mutually agree upon. In the sole discretion of Purchaser, the Closing Date will be retroactive to the opening of business on September 1, 1998, with an appropriate accounting and settlement from September 1, 1998 to the Closing Date. In the case of such election, all references to Closing Date in this


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

Agreement, including but not limited to those contained within Section 1.5, shall refer to September 1, 1998.

         Section 2.2. Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

                  (a)      Seller shall deliver to Purchaser the following:

                           (i) Such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in Purchaser all of Seller's right, title and interest in and to the Purchased Assets, including, without limitation, (A) good, valid and marketable title in and to all of the Purchased Assets owned by Seller and (B) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Purchased Assets to which Seller is a party or by which it has rights on the Closing Date; and

                           (ii) All of the agreements, contracts, commitments,
                  leases, plans, bids, quotations, proposals, instruments, data bases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, files, and data, if any, belonging to Seller which are part of the Purchased Assets;

         and simultaneously with such delivery, all such reasonable steps will be taken as may be required to place Purchaser in actual possession and operating control of the Purchased Assets.

                  (b)      Purchaser shall deliver to Seller the following:

                           (i) The Purchase Price or the Alternate Purchase Price, as the case may be; and

                           (ii) An undertaking in a form reasonably satisfactory
                  to Seller and its counsel pursuant to which Purchaser will assume and agree to pay, discharge or perform, as appropriate, the Assumed Obligations.

                  (c) The parties hereto also shall deliver to each other the documents and instruments referred to in Article 6 hereof.

         Section 2.3. Further Assurances. The Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Obligations. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


                                   ARTICLE 3.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         With such exceptions as are set forth in a letter (the "Seller's Disclosure Letter") delivered by the Seller to Purchaser prior to the execution hereof, the Seller hereby represent and warrant to Purchaser:

         Section 3.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Seller is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Business. Seller has heretofore made available to Purchaser accurate and complete copies of the Articles of Incorporation, and Bylaws, as currently in effect, of Seller, and has made available to Purchaser the minute books and stock transfer records of Seller. The Seller's Disclosure Letter contains a true and correct list of the jurisdictions in which Seller is qualified to transact business as a foreign corporation.

         Section 3.2. Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder and the consummation of the transactions provided for herein by Seller has been duly and validly authorized by all necessary corporate action on the part of Seller. The Board of Directors and the Shareholders of Seller have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the requirements of the Illinois Business Corporation Act and the Articles of Incorporation and Bylaws of Seller. Each of the Shareholders has full power and capacity to execute and deliver this Agreement and perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and Shareholders constitutes the valid and binding agreement of the Seller and Shareholders, enforceable against the Seller and Shareholders in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 3.3. No Interest in Other Entities. The Purchased Assets do not include any shares of capital stock or any other ownership interests or securities of any corporation, association, partnership, joint venture or other legal entity.

         Section 3.4. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of Seller , (ii) any Seller Material Contract (as hereinafter defined), (iii) any judgment, decree or order of any court or governmental authority or agency to which the Seller is a party or by which the Seller or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to the Seller so as to have in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Business. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to the Seller is required in connection with the execution, delivery or performance of this Agreement by the Seller or the consummation of the transactions contemplated by this Agreement by the Seller, the failure of which to obtain would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of the Business.

         Section 3.5. Ownership of Assets and Related Matters.

                  (a) Personal Property. Seller has good and marketable title to all of the items of personal property owned by Seller and included in the Purchased Assets, and Seller owns such assets free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except such defects in title which in the aggregate are not substantial in amount or do not detract from the value of the Purchased Assets subject thereto or interfere with the present use thereof.




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



                  (b) No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the assets, properties or rights included in the Purchased Assets or any interest therein.

                  (c) Authorized Capital Stock. The authorized capital stock of Seller consists of ten thousand (10,000) shares of common stock, no par value per share (the "Seller's Stock") and there are ten thousand (10,000) shares of Seller's Stock issued and outstanding. Each share of Seller's Stock issued and outstanding is duly authorized, validly issued, fully paid and nonassessable. The Shareholders are the shareholders of all of the issued and outstanding shares of Seller's Stock and there are no subscriptions, warrants, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever with respect to the ownership of the issued and outstanding Seller's Stock by either the Shareholders obligating Seller to issue, transfer, deliver or sell additional shares of capital stock or other securities of Seller. The Shareholders are the owners of all the issued and outstanding shares of Seller's Stock free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

         Section 3.6. Financial Statements. Seller has delivered to Purchaser:
(a) the compiled unaudited balance sheet of Seller as of 1996 and the related statements of revenues and expenses for the fiscal year then ended; (b) the audited balance sheet for 1997; and (c) the unaudited balance sheet of Seller (the "1998 Balance Sheet") through June 30, 1998 (the "1998 Balance Sheet Date") and the related unaudited statements of revenues and expenses for the six month period then ended. All of the foregoing financial statements are hereinafter collectively referred to as the "Seller's Financial Statements." The Seller's Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and present fairly the financial position and results of operations as of the dates and for the periods indicated, in each case in conformity with consistent accounting policies, procedures, and estimates for the Business ("Consistent Practices"), except as otherwise stated in the Seller's Financial Statements.

         Section 3.7. No Undisclosed Liabilities. Seller has no liabilities or obligations relating to, involving or affecting the Business or the Purchased Assets which are not adequately reflected or provided for in the 1998 Balance Sheet, except liabilities and obligations incurred since the 1998 Balance Sheet Date in the ordinary course of business and consistent with past practices of the Business and which in the aggregate will not have a material adverse effect upon the assets, liabilities, results of operations, financial conditions, business or prospects of the Business.

         Section 3.8. Absence of Certain Changes.

                  (a) Since the 1998 Balance Sheet Date, there has not been (i) any adverse change in the assets, liabilities, business, financial condition, results of operations or prospects of the Business, or (ii) any damage, destruction, loss or casualty to property or assets of the Business, whether or not covered by insurance, which property or assets are material to the Business, except for receipt of notice of cancellation of distributorship agreement from Pall Biomedical and another Vendor has received an offer to purchase which could effect its distributorship relationship.

                  (b) Since the 1998 Balance Sheet Date, there have not been with respect to the Business (i) any extraordinary losses suffered,
         (ii) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any liability or obligation (absolute, accrued or contingent) incurred or any bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Seller's Financial Statements or incurred in the ordinary course of business and consistent with past practice since the 1998 Balance Sheet Date, (v) any guaranteed checks, notes or accounts receivable which have been written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down of the value of any asset or investment on the books or records of Seller, except for depreciation and amortization taken in the ordinary course of business and consistent with past practices, (vii) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $5,000 in the aggregate, (viii) any single capital expenditure or commitment in excess of $5,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $5,000 for additions to property or equipment, (ix) any transactions entered into other than in the ordinary course of business, (x) any agreements to do any of the foregoing or (xi) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Business.

         Section 3.9. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of the Seller's Executives (as hereinafter defined), threatened against, relating to or involving Seller, the Business or the Purchased Assets before any court, arbitrator or administrative or governmental body. The Business is not subject to any judgment, decree, injunction, rule or order of any court, nor is it subject to any governmental restriction, which is reasonably likely (i) to have an adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Business or (ii) to cause a material limitation on Purchaser's ability to operate the Business after the Closing, assuming operation of business by Purchaser consistent with Seller's past practices.

         Section 3.10. Compliance with Law.

                  (a) Seller has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory offices, agencies, officers and bodies necessary to carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under all agreements to which it is a party (collectively, the "Material Licenses") and Seller has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of the Business. The Seller's Disclosure Letter sets forth a true and complete list of all Material Licenses. The Seller previously has delivered to purchaser all reports and filings made or filed by the Seller pursuant to the Occupational Safety and Health Act and related to the Business.

                  (b) Seller has been and is in compliance with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders administered or issued by the Federal Food and Drug Administration ("FDA") and all other Federal, state, local or foreign governmental departments, regulatory agencies, authorities, commissions, boards or courts or other law, rule or regulation-making entities having regulatory authority over Seller or the Business (the "Authorities"). Seller has not received any Notice of Adverse Findings, Warning Letters, Section 305 notices, subpoenas or other similar communications by any Authorities with respect to the Business, and there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the Business.

         Section 3.11. Seller Material Contracts. All seller material contracts, including all amendments thereto (the "Seller Material Contracts") are listed on Schedules 1.2(a), 1.2(d) 1.2(e) and 1.2(h) and have been made available to Purchaser. The Seller Material Contracts are valid and enforceable in accordance with their respective terms with respect to Seller, and are valid and enforceable in accordance with their respective terms with respect to each other party thereto, in each case to the extent material to the business and operations of the Business. Except for events or occurrences, the consequences of which, individually or in the aggregate, would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Business, there is not under any of the Seller Material Contracts any existing breach, default or event of default by Seller or event that with notice or lapse of time or both would constitute a breach, default or event of default by Seller, nor does the Seller or the Shareholders know of, and Seller and Shareholders have not received notice of, or made a claim with respect to, any breach or default by any other party thereto.

         Section 3.12. Tax Returns; Taxes. Seller has duly filed all federal, state, local and foreign tax returns required to be filed by them, all such returns are accurate in all material respects, and Seller has duly paid or made adequate provisions for the payment of all taxes (including any interest, penalties and additions to tax) which are due or payable pursuant to such returns or which otherwise are due and payable in any jurisdiction, whether or not in connection with such returns. The liability for taxes reflected in the 1998 Balance Sheet is sufficient for the payment of all unpaid taxes of Seller, whether or not disputed, that are accrued or applicable for the period ended June 30, 1998 and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid, fully settled or adequately provided for in the Seller Financial Statements. There are no pending claims asserted for taxes of Seller or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller for any period. Seller has made all estimated income tax deposits and all other required tax payments or deposits and have complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws. From and after the date hereof and prior to Closing, Seller shall make available to Purchaser true, complete and correct copies of such federal income tax returns, state and local income tax returns and sales tax returns and such other tax returns concerning the Business or the Purchased Assets as Purchaser shall reasonably request.

         Section 3.13. Officers, Directors and Employees. Seller has provided Purchaser with a true and complete list of all of the employees of Seller involved in the operation of the Business setting forth their compensation for the six month period ending June 30, 1998 and will provide Purchaser with a complete list of officers and directors at Closing. Seller has no written employment agreements and has made no verbal commitments to any employee which are not terminable at will.

         Section 3.14. Labor Relations. The Business is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and Seller is not engaged in any unfair labor or unlawful employment practice involving the Business. There is no unlawful employment practice or discrimination charge involving the Business pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral agency" or any other governmental agency. There is no unfair labor practice charge or complaint against Seller involving the Business pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Seller Executives, threatened against or involving or affecting the Business, and no NLRB representation question exists respecting the employees of the Business. No grievance or arbitration proceeding relating to the employees of the Business is pending, and no written claim therefor exists with respect to any such employees. There is no collective bargaining agreement that is binding on Seller and relates to the Business.

         Section 3.15. Insurance. Seller has heretofore provided to Purchaser a true and complete list of current insurance policies and coverages relating to the Purchased Assets and/or the Business, including names of carriers, amounts of coverage and premiums thereof. The Purchased Assets and the Business have been and are insured and Seller will use their reasonable efforts to maintain such insurance at least through the Closing Date. Seller has made available to Purchaser true and complete copies of all insurance policies covering the Purchased Assets and/or the Business.

         Section 3.16. Software, Patents, Trademarks, Trade Names. The Seller's Disclosure Letter sets forth a true and complete list of (i) all computer software, patents, trademarks, trade names and registered copyrights owned by Seller and used in connection with the Business (collectively, the "Proprietary Intellectual Property") and (ii) all computer software, patents, trademarks, trade names, copyrights, technology and processes used by Seller in connection with the Business which are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property herein referred to as "Intellectual Property"). Seller owns, or has the right to use pursuant to valid and effective agreements set forth in the Seller's Disclosure Letter, all Intellectual Property, and, all such rights shall be assigned and transferred to Purchaser in connection with the consummation of the transactions contemplated hereby. No claims are pending against Seller or either of the Shareholders by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and to Seller's knowledge the current use by Seller of the Intellectual Property does not infringe on the rights of any third party. The Seller's Disclosure Letter sets forth a list of all jurisdictions in which the Business is operating under a trade name, and each jurisdiction in which any such trade name is registered.

         Section 3.17. Transactions with Affiliates. No officer, director, shareholder or significant employee of Seller, or any person with whom any such officer, director, shareholder or significant employee has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to, the Business, the Purchased Assets or the Assumed Obligations; (ii) any loan, arrangement, understanding, agreement or contract for or relating to the Business or the Purchased Assets; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Business, except that William C. Huck and Barbara A. Huck beneficially own the real property and office and warehouse facility currently utilized by the Business.

         Section 3.18. Brokers, Finders and Investment Bankers. Except as set forth in the Seller's Disclosure Letter (which shall be the Sellers' sole responsibility), neither the Seller nor any of its respective officers, directors, shareholders or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

         Section 3.19. Disclosure. No representation, warranty or covenant made by any of the Seller or Shareholders in this Agreement, the Seller's Disclosure Letter or the Exhibits attached hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         With such exceptions as are set forth in a letter (the "Purchaser Disclosure Letter") delivered by Purchaser to the Seller prior to the execution hereof, Purchaser hereby represents and warrants to the Seller as follows:

         Section 4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 4.2. Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of their obligations hereunder and the consummation by Purchaser of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of

Incorporation or Bylaws of Purchaser, (ii) any contract, agreement, commitment or understanding to which Purchaser is a party or to which Purchaser or any of its respective properties is subject, (iii) any judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser or any of its respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Purchaser, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement by Purchaser, the failure to obtain which would have a material adverse effect upon Purchaser and its subsidiaries taken as a whole.

         Section 4.4. Disclosure. No representation, warranty or covenant made by Purchaser in this Agreement, the Purchaser Disclosure Letter or the Exhibits hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 5.1. Conduct of Business by the Seller. From the date hereof to the Closing Date, the Seller will, except as required in connection with the transactions contemplated by this Agreement and except as otherwise disclosed in the Seller's Disclosure Letter or consented to in writing by Purchaser:

                  (a) Carry on the Business in the ordinary and regular course in substantially the same manner as heretofore conducted and, with respect to the Business, not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment, except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

                  (b) Exercise reasonable efforts to preserve intact the goodwill and business organization of the Business, to keep the officers and employees of the Business available to Purchaser and to preserve the relationships of the Business with customers, suppliers and others having business relations with the Business;

                  (c) Not (i) sell any of the Purchased Assets other than sales of Purchased Assets in the ordinary course of business consistent with past practice, (ii) create, incur or assume any indebtedness secured by the Purchased Assets, (iii) grant, create, incur, or suffer to exist any liens or encumbrances on the Purchased Assets which did not exist on the date hereof other than Permitted Liens or (iv) make any capital expenditure involving the Business in excess of $5,000.00 in the case of any single expenditure or $10,000.00 in the case of all capital expenditures;

                  (d) Other than in the ordinary course of business and consistent with past practices, not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers, directors or key employees associated with the Business nor grant or agree to grant (either in writing or verbally) any increase in the compensation of officers, directors or employees involved in the Business, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

                  (e) Perform in all material respects all of its obligations under all Seller Material Contracts, (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Seller Material Contract;

                  (f) Not distribute any Purchased Assets, including dividends to any employee, consultant, contractor or shareholder.

                  (g) Use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Seller with respect to the Business and the Purchased Assets;

                  (h) Use its reasonable efforts to continue to collect its accounts receivable and pay all accounts payable and similar obligations in the ordinary course of business and consistent with past practices;

                  (i) Use its reasonable efforts to maintain the supplies and inventory maintained by the Business at levels which are consistent with the past practices of the Business;

                  (j) Prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by Seller, and allow Purchaser, at its request, to review all such returns, reports, filings and amendments at the Seller's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

                  (k) Use its reasonable efforts to continue to maintain and service the Purchased Assets used in the conduct of the Business in the same manner as has been its consistent past practice.

         In connection with the continued operation of the Business between the date of this Agreement and the Closing Date, Seller shall at Purchaser's request confer in good faith on a regular and frequent basis with one or more designated representatives of Purchaser with respect to material matters affecting or impacting the operations of the Business and to consult in general with respect to the ongoing operations of the Business. Seller acknowledges that Purchaser does not and will not waive any rights they may have under this Agreement as a result of such consultations nor shall Purchaser be responsible for any decisions made by the officers, directors or shareholders of Seller with respect to matters which are the subject of such consultation.

         Section 5.2. Inspection and Access to Information. Between the date of this Agreement and the Closing Date, Seller will provide Purchaser and its accountants, lenders, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) relating to the Business and will cause its officers to furnish to Purchaser and its authorized representatives any and all financial, technical and operating data and other information pertaining to the Business, as Purchaser shall from time to time reasonably request. Seller specifically agrees to permit Price Waterhouse Coopers, L.L.P., or other auditors selected by Purchaser, to audit the books and records of Seller as necessary for purposes of Purchaser's compliance with securities law reporting requirements.

         Section 5.3. No Solicitation; Acquisition Proposals. From the date hereof until the Closing or until this Agreement is terminated or abandoned as provided in Article 7, Seller shall not directly or indirectly (i) solicit or initiate (including by way of furnishing any information) discussions with or
(ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Purchaser or its authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving the Business or the Purchased Assets, and Seller will instruct its officers, directors, advisors and other financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this Section 5.3. Seller will notify Purchaser promptly in writing if any of them shall become aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with Seller or its representatives with respect to an Acquisition Proposal.

         Section 5.4. Best Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to October 1, 1998 in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, shareholders, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

                  (a) Seller and Purchaser shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any federal, state, or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

                  (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of any of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

                  (c) Seller shall give prompt written notice to the Purchaser of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 hereof and (ii) any failure of any of the Seller, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder.

                  (d) Each of the parties hereto agree that with respect to each item appearing on the Seller's Disclosure Letter and the Purchaser Disclosure Letter, Seller and Purchaser, as the case may be, shall specifically reference the Section or Sections of this Agreement as to which such item relates.

                  (e) Seller shall exercise reasonable efforts and shall cooperate in good faith with Purchaser to secure all necessary consents of third parties to the assignment to Purchaser of all Seller Material Contracts included in the Purchased Assets. Seller further agree to exercise reasonable efforts and cooperate in good faith with Purchaser to enforce all rights of Seller for the benefit of Purchaser under Seller's distributionship agreement with Pall, and to supply Purchaser with all inventory required to satisfy the requirements contracts with Pall clients subject to terms and conditions of Pall distributorship agreement.

                  (f) Without the prior written consent of Purchaser, Seller will not terminate any employee involved in the operations of the Business if such termination shall result in the payments of any amounts pursuant to "change in control" provisions of any employment agreement of arrangement.

         Section 5.5. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Seller or Purchaser is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of the NASDAQ and then only after making a reasonable attempt to comply with the provisions of this Section giving other party reasonable opportunity to propose alternative means to comply).

         Section 5.6. Financial Statements. Prior to the Closing Date, Seller shall deliver to Purchaser, as soon as available but in no event later than 30 days after the end of each month, an unaudited balance sheet as of the last day of such month and the related unaudited statements of revenue and expenses of Seller for the applicable year to date period then ended prepared in accordance with Consistent Practices.

         Section 5.7. Supplements to Disclosure Letters. From time to time up to the Closing Date, the Seller and Purchaser shall promptly supplement or amend their respective disclosure letters which they have delivered pursuant to this Agreement with respect to any matters arising after the execution hereof and prior to Closing which, if existing or occurring at the date hereof, would have been required to be set forth or described in any such disclosure letter or which is necessary to correct any information in any such disclosure letter which has been rendered inaccurate thereby. No supplement or amendment to any such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.2 or 6.3 of this Agreement unless such supplement or amendment is accepted by Purchaser in its absolute and sole discretion in the case of any supplement or amendment to the Seller's Disclosure Letter, and by Seller in its sole and absolute discretion in the case of any supplement or amendment to the Purchaser Disclosure Letter.

         Section 5.8. Employee Matters.

                  (a) It is Purchaser's current intention to extend offers of employment to certain of the employees employed in connection with the Business. As promptly as practicable following the date hereof, Seller shall provide Purchaser with a list setting forth the names, addresses and such other information as Purchaser shall reasonably request concerning the employees of Seller employed in connection with the Business (the "Employees"). Purchaser will inform Seller no later than two (2) days prior to the Closing of the names of any Employees who will not be offered employment with Purchaser (the "Remaining Seller Employees") and such other information concerning the terms of employment to be offered by Purchaser to the other Employees as Seller shall reasonably request. Any offer of employment pursuant to this
         Section 5.8(a) shall be within the sole discretion of Purchaser and shall be on such terms and conditions as Purchaser, in its sole discretion, may determine. Nothing herein contained shall obligate Purchaser to employ or offer to employ any current or former employee of Seller, or to employ or offer to employ any such individual at any specific wage or benefit level.

                  (b) On or immediately after the Closing Date, Seller shall notify all Employees other than the Remaining Seller Employees that their employment with Seller shall terminate at the Closing and Seller shall validly terminate such Employees as of the Closing Date.

                  (c) After the Closing, Seller shall deliver to Purchaser as part of the Purchased Assets conveyed hereunder the applicable personnel file for each Employee who Purchaser hires subject to employee executing written consent for transfer of the file.

                  (d) Purchaser and Seller agree that Seller shall be responsible for providing any notice required by the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act") or any comparable state or local statutes, rules or regulations as a result of the transactions contemplated hereunder.

         Section 5.9. Books and Records. Purchaser agrees to exercise reasonable efforts to maintain and not to destroy the various books and records associated with the operation of the Business prior to Closing which are delivered by Seller to Purchaser at Closing as part of the Purchased Assets for such period of time as is reasonably consistent with Purchaser's record retention policies or as may be required by applicable governmental rules, regulations or directives and to grant Seller and its agents and representatives reasonable access to such books and records on or after the Closing Date as they shall reasonably request for bona fide purposes and for so long as such books and records are maintained pursuant to the provisions hereof; provided, however, that Purchaser shall be entitled to receive a confidentiality and use agreement from the Seller in form and substance reasonably satisfactory to Purchaser prior to providing the Seller with access to such books and records.

         Section 5.10. Noncompetition.

                  (a) Definitions. The following terms shall have the meanings set forth opposite each such term below:

                      (i) "Seller Activities" shall mean the Business as defined on page one of this Agreement and Schedule 1.5.

                      (ii) "Noncompete Period" shall mean the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date. However, Seller shall not be prohibited from selling products in states in which the Seller was not the authorized distributor of such products as of the date of Closing.

                           (iii) "Territory" shall mean the entire geographic
                  area of the United States of America.

                  (b)      Noncompetition.

                           (i) Coverage. The parties hereto acknowledge and agree that the Seller is currently engaged in the Seller Activities throughout the Territory and that each of the Shareholders plays an integral part in the Seller Activities. The Seller acknowledges that, to adequately protect the interests of Purchaser in the Business, it is essential that any noncompete covenant with respect to the Business cover Seller, the Shareholders and any company or organization in which Seller has a controlling equity interest (each such company or organization hereinafter referred to as a Related Party), all of the Seller Activities and the entire Territory.

                           (ii) Seller's and Shareholders' Covenants. The Seller and Shareholders hereby covenant and agree that the Seller, Shareholders and any Related Party shall not, in any manner during the Noncompete Period, directly or indirectly, engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render services (of any advertising, marketing, sales, administrative, supervisory, consulting or any other nature) to, any business which engages in the Seller Activities in the Territory without the prior written consent of Purchaser and shall not employ or solicit to employ any of the Sales Representatives. Notwithstanding the foregoing, Seller may distribute or sell during the Noncompete Period products that compete with any of the products that are presently distributed by Seller and manufactured by Pall (the "Competing Products"), but only if prior to such distribution or sale by Seller, Seller grants to Purchaser the right to be the exclusive distributor of the Competing Products within the United States for the entire period of time that Seller has the right to distribute or sell the Competing Products.

                  (c) Severability. If a judicial determination is made that any of the provisions of this Section 5.10 constitutes an unreasonable or otherwise unenforceable restriction against any of the parties hereto, the provisions of this Section 5.10 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, each of the parties hereto hereby agrees that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 5.10 and to apply the provisions of this
         Section 5.10 to the remaining portion of the Territory, the remaining business activities or the remaining time period not so severed by such judicial authority. Moreover, notwithstanding the fact that any provision of this Section 5.10 is determined not to be specifically enforceable, each of the parties hereto shall nevertheless be entitled to recover monetary damages as a result of any breach of any such provision. The time period during which the prohibitions set forth in this Section 5.10 shall apply shall be tolled and suspended as to each applicable party for a period equal to the aggregate quantity of time during which such party violates such prohibitions in any respect.

                  (d) Injunctive Relief. Seller and Shareholders hereby agree that any remedy at law for any breach of the provisions contained in
         Section 5.10(b) hereof shall be inadequate and that Purchaser shall be entitled to injunctive relief in addition to any other remedy Purchaser might have under this Agreement.

         Section 5.11. Confidentiality. For a period of five (5) years after the Closing Date, the Seller and Shareholders hereby agree that Seller, the Shareholders and any Related Party shall hold in confidence all Confidential Information and will not disclose or publish such Confidential Information without the prior written consent of Purchaser. Seller and Shareholders further agree that the Seller, Shareholders and any Related Party shall not use any such Confidential Information in a manner adverse to the Business, Purchaser, or any of their respective affiliates, without the prior written consent of Purchaser. For purposes of this Section 5.11, "Confidential Information" shall mean any data or information which is valuable to the Business, which the Business has taken reasonable efforts to protect the confidentiality of, and which is not generally known to competitors of the Business. To the fullest extent consistent with the foregoing and permitted by law, Confidential Information shall include, without limitation, the customer lists, marketing techniques, business plans, financial statements and projections of the Business.

         Section 5.12. Transition Services. On or prior to the Closing Date, Purchaser and Seller shall have entered into a mutually satisfactory transition agreement substantially in the form attached hereto as Exhibit 5.12 (the "Transition Agreement"), pursuant to which Seller shall allow Purchaser to utilize Seller's existing office (including furniture and equipment) located at 100 East Chestnut Drive, Westmont, IL 60559-1137 and warehouse facility located at 100 East Chestnut Drive, Westmont, IL 60559-1137 for the purpose of warehousing products and operating a distribution operation for a period of two
(2) years following the Closing Date. The Transition Agreement also shall provide that Seller shall assist in moving its distribution business to Purchaser's manufacturing facility located in Manchester, Georgia within thirty
(30) days following the end of such two year period. The Transition Agreement shall further provide that during the two year period in which Purchaser occupies Seller's office and warehouse facility, Purchaser shall regularly reimburse Seller an amount equal to the sum of the following costs: telephone costs for the telephones used by Purchaser, shipping expenses for Purchaser's operations, office supplies used by Purchaser, and all compensation and benefits for Seller's employees performing services for Purchaser.

                                   ARTICLE 6.

                                   CONDITIONS

         Section 6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the absence at the Closing of any (a) effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the purchase and sale of the Business and the Purchased Assets may not be consummated as herein provided, (b) proceeding or lawsuit by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and (c) written notice from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

         Section 6.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the acquisition of the Business and the Purchased Assets and to assume the Assumed Obligations shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of the Sellers set forth in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants and agreements required to be performed by him, her or it under this Agreement.

                  (c) Opinion of Seller's Counsel. Purchaser shall have received an opinion of DeFrees & Fiske dated the Closing Date, substantially in the form attached hereto as Exhibit 6.2(c).

                  (d) Authorization of Transaction. All corporate action necessary by the Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

                  (e) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Purchaser or the Business following the Closing.

                  (f) Certificates. The Seller shall furnish Purchaser with a certificate as to compliance with the conditions set forth in Sections 6.2(a), (b) and (d).

                  (g) Material Contracts. Unless waived by Purchaser, Purchaser shall have received consents to assignment of all Seller Material Contracts and other documents and agreements included in the Purchased Assets or written waivers of the provisions of any Seller Material Contracts, or other documents or agreements included in the Purchased Assets requiring the consents of third parties as set forth in the Seller's Disclosure Letter.

                  (h) Due Diligence. Purchaser shall be satisfied, in its sole discretion, with the examination and review of the business, properties, affairs, books, records, plans and other information of Seller, the Business and the Purchased Assets.

                  (i) Transition Agreement. Seller shall have executed the Transition Agreement in the form attached hereto as Exhibit 5.12.

                  (j) Lender Approval. Purchaser shall have received approval of the transaction contemplated in this Agreement from its lender, NationsCredit Commercial Corporation.

                  (k) Board Approval. The Board of Directors of Purchaser shall have approved the transaction contemplated in this Agreement, the Agreement and such related matters as it deems necessary and appropriate.

         Section 6.3. Conditions to Obligations of the Seller. The obligations of the Seller to effect the sale of the Business and the Purchased Assets and the assignment of the Assumed Obligations shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

                  (c) Opinion of Purchaser Counsel. Seller shall have received an opinion of King & Spalding, Counsel for Purchaser, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.3(c).

                  (d) Authorization of Transaction. All corporate action necessary by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

                  (e) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Seller following the Closing.

                  (f) Certificates. Purchaser shall furnish Seller with a certificate of their appropriate officers as to compliance with the conditions set forth in Sections 6.3(a), (b) and (d).

                  (g) Transition Agreement. Purchaser shall have executed the Transition Agreement in the form attached hereto as Exhibit 5.12.


                                   ARTICLE 7.

                                   TERMINATION

         Section 7.1. Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual agreement of the Boards of Directors of the Purchaser and Seller;

                  (b) by Seller, if the conditions set forth in Sections 6.1 and
         6.3 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before October 1, 1998; and

                  (c) by Purchaser, if the conditions set forth in Sections 6.1 and 6.2 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Seller on or before October 1, 1998.

         Section 7.2. Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non- breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         Section 7.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article 7, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors, partners or stockholders, except for obligations under
Section 5.5, Section 9.14 and this Section, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to termination.


                                   ARTICLE 8.

                                 INDEMNIFICATION

         Section 8.1. Indemnification Obligations of the Seller. From and after the Closing, the Seller and shall indemnify and hold harmless Purchaser, each of its officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to: (a) any Excluded Liability or any and all other liabilities and obligations of the Seller of any nature whatsoever, except the Assumed Obligations; (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other Proceedings or investigations against any Purchaser Indemnified Party that relate to the Seller or the Business to the extent the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of the Seller or any affiliate, officer, director, partner, employee, agent, representative or subcontractor of the Seller; (c) any breach of any representation, warranty, covenant, agreement or undertaking made by the Seller or in this Agreement or in any certificate, agreement, exhibit, schedule or other writing delivered by the Seller to Purchaser in connection with the matters contemplated hereby or pursuant to the provisions hereof (collectively, the "Seller's Ancillary Documents"); or (d) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Seller in this Agreement or the Seller's Ancillary

Documents. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses."

         Section 8.2. Indemnification Obligations of Purchaser. From and after the Closing, Purchaser shall indemnify and hold harmless the Seller and its officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to: (a) the Assumed Obligations; (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other Proceedings or investigations against any Seller Indemnified Party that relate to the Purchaser or the Business to the extent the principal event giving rise thereto occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of the Purchaser or any affiliate, officer, director, partner, employee, agent, representative or subcontractor of Purchaser; (c) any breach of any representation, warranty, covenant, agreement or undertaking made by Purchaser in this Agreement or in any certificate, agreement, exhibit, schedule or other writing delivered by Purchaser to the Seller in connection with the matters contemplated hereby or pursuant to the provisions hereof (the "Purchaser Ancillary Documents"); or (d) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Purchaser in this Agreement or the Purchaser Ancillary Documents. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Seller Indemnified Parties described in this Section 8.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

         Section 8.3. Indemnification Procedure.

                  (a) Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify Purchaser or Seller, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have hereunder with respect to such claim if, but only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The

         Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

                  (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall deliver to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

         Section 8.4. Claims Period. Except as provided in this Section 8.4, no claim for indemnification under this Agreement may be asserted by an Indemnified Party after the expiration of the appropriate claims period (the "Claims Period") which shall commence on the Closing Date and shall terminate on the [fifth (5th)] anniversary of the Closing Date; provided, however, that the Claims period with respect to Purchaser Losses arising under Sections 8.1(a), 8.1(b) and 8.1(d) of this Agreement shall commence on the date hereof and shall survive and remain in effect without limitation, except as limited by law; provided, further, however, that if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis of such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

         Section 8.5. Right of Offset.

                  (a) Purchaser shall be entitled to offset (the "Offset") any amount which it is owed by Seller or Shareholders under this Article 8 against any sum which it owes Seller or Shareholders under this Agreement.

                  (b) If Seller fails to object to the calculation of the Offset as set forth in a written notice from Seller to Purchaser describing such Offset, then such Offset set forth therein shall be deemed to constitute the final and binding Offset for the purposes hereof. In connection with such written notice, Purchaser agrees to provide Seller with copies of material documents utilized by Purchaser in arriving at its basis for the Offset and substantiation of the amount of such Offset. If Seller provides Purchaser with a written objection to the calculation of the Offset as set forth in such written notice within thirty (30) days of the receipt thereof, then Seller and Purchaser shall negotiate in good faith for a period not to exceed thirty (30) days to resolve such dispute and reach agreement upon the final and binding calculation of the Offset. If, at the end of such thirty
         (30)-day negotiation period, Seller and Purchaser shall have failed to resolve such a dispute and to reach agreement upon the proper calculation of the Offset, then Seller and Purchaser shall submit the matter to binding arbitration by the American Arbitration Association ("AAA") in Chicago, Illinois, or such other location as agreed to by the parties or proposed by AAA. Such arbitration shall be conducted by a panel of three arbitrators. The fees and expenses of AAA shall be shared equally by Purchaser on the one hand and Seller and Shareholders on the other. The final decision of the panel shall be rendered in writing within 180 days of submission and shall be final and binding on the parties hereto.

                  (c) All such monies in dispute shall be held in escrow by a United States bank reasonably acceptable by the parties hereto pursuant to an escrow agreement reasonably acceptable by the parties thereto pending resolution of the matters set forth herein; provided, however, that, solely to induce the parties to negotiate in good faith toward an expeditious settlement of any such dispute, 100% of such funds shall revert to the control of Purchaser after the expiration of 180 days of arbitration.

         Section 8.6. Arbitration.

If any matter with respect to this Agreement or the transactions contemplated herein shall be the subject of a dispute, Seller, Shareholders and Purchaser shall negotiate in good faith to resolve such dispute for a period not to exceed thirty (30) days following the written notice of such dispute delivered by one party to the other. If, at the end of such thirty (30)-day negotiation period, Seller, Shareholders and Purchaser shall have failed to resolve such dispute, then Seller and Purchaser shall submit the matter to binding arbitration by AAA in Chicago, Illinois, or such other location as agreed to by the parties or proposed by AAA. Such arbitration shall be conducted by a panel of three arbitrators, each of which arbitrators shall have experience arbitrating issues as appropriate to the subject matter of the dispute. The fees and expenses of AAA shall be share equally by Purchaser on the one hand and Seller and Shareholders on the other. The final decision of the panel shall be rendered in writing within 180 days of submission and shall be final and binding on the parties hereto.

         Section 8.7. Compliance with Bulk Sales Laws. Seller and Purchaser hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Seller shall indemnify Purchaser from, and hold Purchaser harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (a) the parties' failure to comply with any such laws in respect of the transactions contemplated by this Agreement and (b) any action brought or levy made as a result thereof.



                                   ARTICLE 9.

                            MISCELLANEOUS PROVISIONS

         Section 9.1. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be deemed given or made on the date delivered if delivered in person, on the date initially received if delivered by telecopy transmission followed by registered or certified mail confirmation, on the date delivered if delivered by a nationally recognized overnight courier service or on the third (3rd) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

         To Purchaser:

                  Horizon Medical Products, Inc.
                  4200 Northside Parkway
                  Building 7
                  Atlanta, Georgia 30327-1000
                  Attn: Marshall B. Hunt
                  Telecopy No.:  (404) 264-2611

         with a copy to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia 30303
                  Attn:    Jon R. Harris, Jr., Esq.
                  Telecopy No.: (404) 572-5146

                  Slaughter & Virgin
                  Suite 1110
                  400 Colony Square
                  1201 Peachtree Street, NE
                  Atlanta, Georgia  30361
                  Attn:  Nathaniel G. Slaughter, III, Esq.
                  Telecopy No.: (404) 872-7879

         To Seller:

                  Columbia Vital Systems, Inc.
                  100 East Chestnut Avenue
                  Westmont, Illinois 60559
                  Attn: William C. Huck
                  Telecopy No.: (630) 325-0257


         with a copy to:

                  DeFrees & Fiske
                  200 South Michigan Avenue
                  Suite 1100
                  Chicago, IL 60604
                  Telecopy No.: (312) 939-5617
or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

         Section 9.2. Disclosure Letters and Exhibits. The recitals at the forefront of this Agreement, the Seller's Disclosure Letter and the Purchaser Disclosure Letter and all Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         Section 9.3. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Atlanta, Georgia are closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

         Section 9.4. Assignment; Successors in Interest. No assignment or transfer by Purchaser, Seller of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

         Section 9.5. Investigations; Representations and Warranties. The representations and warranties of the Seller and Purchaser set forth in this Agreement shall not be extinguished by the Closing and shall survive the Closing Date for a period of three (3) years. Notwithstanding anything to the contrary set forth in this Section 9.5, (i) the covenants, agreements and undertakings of the Seller and Purchaser set forth herein shall survive the Closing and shall remain in full force and effect until duly satisfied or performed by the appropriate party hereto and (ii) this Section 9.5 shall not limit or restrict Purchaser's or Seller's remedy against the other or any other person for fraud, willful misconduct, bad faith or any other intentional breach of any representation, warranty, covenant, agreement or undertaking contained herein. The respective representations and warranties of Purchaser and Seller contained herein or in any certificate, or other document delivered by any party prior to Closing shall not be deemed waived or otherwise affected by any investigation made by a party hereto.

         Section 9.6. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         Section 9.7. Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement and the Seller's Disclosure Letter and the Purchaser Disclosure Letter.

         Section 9.8. Seller Executives; Knowledge. As used in this Agreement, the terms "the best knowledge of Seller's Executives," "known to the Seller Executives" or words of similar import used herein with respect to the Seller, the Business or the Purchased Assets shall mean the actual knowledge of the Seller Executives (as hereinafter defined) together with the knowledge a reasonable business person, in a similar business of similar size to Seller, would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "Seller Executives" shall consist of William C. Huck.

         Section 9.9.  Controlling Law; Integration; Amendment.

                  (a) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to that state's choice of law rules. This Agreement and the documents and agreements delivered pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitute the entire agreement among the parties hereto.

                  (b) This Agreement may be amended by the parties hereto by or pursuant to action duly and property taken by each of them. Without limiting the foregoing, this Agreement may not be amended, modified or supplemented except by written agreement executed by each of the parties hereto.

         Section 9.10. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 9.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

         Section 9.12. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

         Section 9.13. Waiver. At any time prior to the Closing, the parties hereto, by or pursuant to action duly and properly taken by each of them, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of any other party, provided the party so extending is the party hereunder for whom such obligation or act so extended was to be performed; (ii) waive any inaccuracies in the representations or warranties of any other party contained in the Agreement or in any document or certificate delivered pursuant hereto, provided the party so waiving is the Party hereunder for whom such representation or warranty was made; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein, provided the party so waiving such compliance or performance is the party hereunder for whom such covenant, agreement or obligation was to be performed; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 9.14. Fees and Expenses. Except as otherwise provided herein Purchaser shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its accountants and counsel. Except as otherwise provided herein, the Seller shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its accountants and counsel.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


                                             HORIZON MEDICAL PRODUCTS, INC.


                                             By:
                                                   ----------------------------
                                             Title:
                                                   ----------------------------





                                             COLUMBIA VITAL SYSTEMS, INC.


                                             By:
                                                   ----------------------------
                                             Title:
                                                   ----------------------------


                                             SHAREHOLDERS



                                             ----------------------------------
                                             William C. Huck



                                             ----------------------------------
                                             R. Gregory Huck

                              TRANSITION AGREEMENT

         This TRANSITION AGREEMENT is dated as of, and effective as of 12:01 a.m. on, September 1, 1998 (the "Agreement"), by and among HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation ("Purchaser") and COLUMBIA VITAL SYSTEMS, INC., an Illinois corporation ("Seller").

                                    RECITALS

         WHEREAS, pursuant to an Asset Purchase Agreement, dated as of September 1, 1998 (the "Asset Purchase Agreement"), by and among Purchaser, Seller, and the Shareholders, Purchaser has purchased from Seller, and Seller has sold to Purchaser, certain assets related to Seller's Midwest medical device distribution business, including, among other things, distributing and selling medical devices (the "Business");

         WHEREAS, in order to provide for an efficient and orderly transition of the ownership and management of the Business and pursuant to Section 5.12 of the Asset Purchase Agreement, Seller has agreed to enter into this Agreement to provide certain transition services to Purchaser on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

         Section 2.   Employees

                  (a) Employees of Seller. Seller employs or engages as independent contractor, personnel (the "Personnel") to perform services at the Premises (as defined below). Seller shall be responsible for the salary, employee benefits, taxes and other expenses related to the employment or engagement as independent contractor of all Personnel. Seller shall also be responsible for the hiring, supervision, discipline and dismissal of Personnel at the Premises (as defined below).

                  (a) Employee of Purchaser. The parties acknowledge that during the Term of this Agreement (as defined below) there will be one (1) employee of Purchaser (the "Supervisor") who will be providing supervision of sales representatives and oversight of the Business at the Premises (as defined below). Purchaser will be responsible for the salary, employee benefits, taxes and other expenses related to the employment or engagement as independent contractor of the Supervisor. Purchaser shall also be responsible for the hiring, supervision, discipline and dismissal of the Supervisor at the Premises (as defined below).

         Section 3. Transition Services. Seller agree to furnish all of the following services, (referred to herein collectively as the "Transition Services"):

                  (a) Use of Office and Warehouse Facility. For a period of twenty four months after the Closing Date, Seller shall allow Purchaser to utilize Seller's existing office (including furniture and equipment) located at 100 East Chestnut Avenue, Westmont, Illinois 60559 (the "Office") and a portion of the warehouse facility located at 100 East Chestnut Avenue, Westmont, Illinois 60559 (the "Warehouse") for the purpose of warehousing products and operating a distribution operation (the Office and Warehouse shall collectively be referred to as the "Premises").

                  (b) Personnel. Seller will provide:

                      (i) a sufficient number of Personnel for conducting the business of Purchaser on the Premises during the Term of this Agreement;

                      (ii) assistance by the office administrator in the supervision of all services, systems and support staff;

                      (iii) appropriate typing, secretarial and filing
                  services; answering and monitoring incoming telephone calls;

                      (iv) ordering adequate office supplies for the operation of the Business conducted at the Premises;

                      (v)   use of telephone and office equipment,
                  including facsimile machine, copier and a personal computer at the Premises and adequate space and office furniture at the Office for the Supervisor.

                  (c) Relocation of Purchaser's Manufacturing Facility. Within thirty (30) days after the expiration of the twenty four month time period described above in Section 2(a), Seller shall use its best efforts to assist Purchaser with the relocation of the Business of Purchaser to Purchaser's manufacturing facility located in Manchester, Georgia, or to another facility. The representations and agreements of the parties contained in this Section 3(c) of this Agreement shall survive the expiration of the Term of this Agreement.

                  (d) September Services. For the month of September 1998, in addition to the payments in Section 5, Purchaser shall reimburse to Seller all compensation and benefits paid by Seller to the Sales Representatives (as defined in the Asset Purchase Agreement) and James Herrmann.

         Section 4. Performance of Transition Services. Seller agrees to perform the Transition Services in a professional and competent manner, using at least the same standard of care that Seller uses in performing such services in its own affairs.

         Section 5.   Consideration.

                  (a) Amount of Consideration. During the Term of this Agreement (as defined below) and in connection with Seller's obligations under this Agreement, Purchaser shall be responsible to reimburse Seller for an amount equal to the fraction of Costs (as defined below) directly attributable to Purchaser or the Business. The parties agree that for the first two months of this Agreement, Purchaser shall pay to Seller an amount equal to five percent (5%) of the revenues of Purchaser in the Territory (as defined in the Asset Purchase Agreement) for such period. After such period the parties shall negotiate an adjustment to the amounts previously paid to reflect actual costs.

                  (b) Definition of Costs. For purposes of this Agreement, Costs shall mean all of the following expenses incurred by Seller:

                      (i)   Personnel salary and employee benefits
                  expenses;

                      (ii) telephone costs, including (800) number, local and long distance charges and telephone charges incurred in connection with use of facsimile or modem; [describe cost arrangements pertaining to shared (800) number, local telephone charges and long distance charges and telephone charges incurred in connection with use of facsimile or modem];

                      (iii) shipping expenses, excluding postage expenses
                  which will be paid directly by Purchaser; and

                      (iv) the costs of office supplies (at Seller's cost).

                  (c) Payment of Consideration. Within ten (10) days after the end of each month during the Term (as defined below) of this Agreement, Purchaser shall pay to Seller its share of the Costs.

         Section 6. Term. The term of this Agreement (the "Term") shall expire as of the date which is the last day of the twenty-fourth month from the Closing Date.

         Section 7. Use of Premises. During the Term of this Agreement, the Premises shall be used for the purposes consistent with maintaining an office, warehousing products and the operation of a distribution operation, unless the Seller consents to an alternate use. The Premises shall not be used for any illegal purposes, nor in any manner to create a nuisance or trespass, nor in any manner
                                       -3-
to change its current operation the result of which would be to adversely and materially change the insurance rating on the Premises.

         Section 8. Utility Bills. Seller shall pay on or before the date due all utility bills, including, but not limited to, water, sewer, gas, electricity, fuel, light and heat bills for the Premises, and Seller shall pay all charges for garbage collection services or other sanitary services rendered to the Premises or used by Purchaser in connection therewith. If Seller fails to pay timely any of said utility bills or charges for garbage collection or other sanitary services, Purchaser may, but shall have no obligation to, pay the same and such payment shall be deducted from and become part of the next payment due under Section 5 of this Agreement.

         Section 9. Repairs. Seller agrees to keep and maintain in good repair, at its expense, the roof, structural aspects of the exterior walls, and the structural integrity of the Foundation of the Premises (exclusive of all glass and exclusive of all exterior doors). Seller shall, at its expense, maintain in good order and repair the Premises, including the building, heating and air conditioning equipment (including, but not limited to, replacement of parts, compressors, air handling units and heating units), and other improvements located thereon. Seller further agrees to care for the grounds around the building, including the mowing of grass, paving, care of shrubs and general landscaping.

         Section 10. Taxes. Seller shall pay and discharge on or before the last day on which the same may be paid without penalty, all taxes, assessments, rates and charges, sanitary assessments, and other governmental impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, and each and every installment thereof, together with all interest and penalties thereon, which shall or may during the Term of this Agreement be levied, assessed or imposed against the Premises or any part thereof, or the improvements located thereon, or any buildings, appurtenances, or equipment now or hereafter erected or placed thereon or therein or any part thereof. All taxes assessed or imposed in lieu of or in addition to the foregoing, shall be paid by Seller, together with all interest and penalties thereon, under or by virtue of all present or future laws, ordinances, requirements, orders, directions, rules or regulations of the federal, state, county and city or local governments and of all other governmental authorities whatsoever. Purchaser shall pay all taxes and assessments which shall, prior to or during the Term of this Agreement be levied, assessed or imposed on or become a lien upon the personal property of Purchaser located upon the Premises. Purchaser shall, within thirty (30) days after payment by Purchaser of any such taxes or assessments, produce and deliver to Seller reasonably satisfactory evidence of such payment.

         Seller shall have the right to contest or review in good faith by legal proceedings, or in such other manner as it may deem suitable (which, if instituted, Seller shall conduct at its own expense, and free of any expense to Purchaser, and, if necessary, in the name of Purchaser), any taxes, assessment, rate or charge, sanitary assessment, or other governmental imposition or charge aforementioned. Notwithstanding the foregoing, Seller shall promptly pay all such items prior to the dates the same may be paid without penalty. The legal proceedings herein referred to shall include appropriate proceedings for review of tax assessments and appeals from orders therein and appeals from any judgement, decrees or orders, but all such proceedings shall be begun as soon as reasonably possible after the imposition or assessment of any contested items and shall be prosecuted to final adjudication with reasonable dispatch. In the event of any such contest by Seller, Seller shall and does hereby indemnify and hold harmless Purchaser from and against any loss or damage to Purchaser, and Seller shall pay any such tax, assessment, or claim underprotest, or take such other steps as may be necessary, to prevent any sale of the Premises or any loss or damage to Purchaser in connection with any such contest.

         Nothing herein contain shall be construed to require Purchaser to pay any inheritance, estate, succession, transfer, gift, franchise, income, profit or excess profit, capital stock, capital level, corporate or incorporated business tax or other similar tax that is or may be imposed upon Seller, its successors or assigns, or upon the consideration payable by Purchaser.

         Section 11. Destruction of or Damage to Premises. If the Premises are destroyed whether by storm, fire, lightning, earthquake or other casualty or otherwise, or damaged but not wholly destroyed by any such casualties Seller shall rebuild and restore the Premises to substantially the same condition as before damage as speedily as is practicable. If however, the Premises cannot reasonably be expected to be completely repaired within one hundred eighty (180) days or the damage occurs within one hundred eight (180) days prior to the expiration of this Agreement, then Seller or Purchaser terminate this Agreement upon written notice to the other party within fourteen (14) days of the date of such casualty. Purchaser's obligation to pay consideration as set forth in
Section 5 herein shall ratably abate during any time and to the extent that the Premises or any portion thereof are rendered unsuitable for the continued use as theretofore used as a result of such casualty.

         Section 12. Insurance.

         (a) Throughout the Term of this Agreement, Purchaser shall:

                           (i) Keep its inventory located within the Premises
                  insured against loss or damage by fire with extended coverage, all such insurance to be in an aggregate amount which shall be not less than the full replacement value, and all such insurance to be carried with such insurance companies and in such form as shall be reasonably satisfactory to Seller, and Purchaser shall provide Seller with a certificate of insurance evidencing such coverage.

         At least thirty (30) days prior to the expiration of each such policy, Purchaser shall deliver to Seller the new certificate for renewal insurance.

         Seller shall not violate or knowingly permit to be violated any of the conditions or provisions of such policy. Purchaser and Seller shall cooperate in connection with the collection of any insurance monies that may be due in the event of loss.

         Each such policy (including renewal insurance) issued by the insurer shall contain an agreement by the insurer that such policy shall not be canceled without at least thirty (30) days prior written notice to Purchaser.

         (b) Throughout the Term of this Agreement, Seller, at Seller's cost and expense shall:

                  (i) Keep the Premises and all other improvements, including all fixtures and equipment, insured against loss or damage by fire with extended coverage, all such insurance to be in an aggregate amount which shall be not less than the full replacement value, without deduction for depreciation, and all such insurance to be carried with such insurance companies and in such form as shall be reasonably satisfactory to Purchaser, and Seller shall provide Purchaser with a certificate of insurance evidencing such coverage; and

                  (ii) Provide and keep in force a general public liability insurance policy with an insurance company authorized to do business in the State of Illinois. Such policy shall name the Purchaser as an additional insured, and shall be in the amount of not less than One Million Dollars ($1,000,000) with respect to any one accident, One Million Dollars ($1,000,000) with respect to injury or death of any one person and Two Hundred Fifty Thousand Dollars ($250,000) with respect to damage to property. Such policy shall cover the entire Premises as well as the driveways, roads, avenues and sidewalks included therein, and the Seller shall provide the Purchaser with a certificate of such insurance.

         All insurance provided by Seller as required by this paragraph shall include the interest of the landlord and any first mortgagee of the Premises, as their respective interests may appear, and in such form as shall be reasonably satisfactory to Seller and Purchaser. All policies shall provide that loss, if any, payable thereunder with regard to Premises coverage, shall be payable to Seller and to the holder of such mortgage, as their respective interests may appear.

         At least thirty (30) days prior to the expiration of each such policy, Seller shall deliver to Purchaser the new certificate for renewal insurance.

         Purchaser shall not violate or knowingly permit to be violated any of the conditions or provisions of such policy. Purchaser and Seller shall cooperate in connection with the collection of any insurance monies that may be due in the event of loss.

         Each such policy (including renewal insurance) issued by the insurer shall contain an agreement by the insurer that such policy shall not be canceled without at least thirty (30) days prior written notice to Seller.

         Section 13. Governmental Orders. Seller shall at all times during the Term and at Seller's sole cost and expense, cause the Premises to comply with all covenants, conditions and restrictions of record and all applicable rules, orders, statutes, requirements, laws, ordinances and regulations of all duly constituted governmental, public, or quasi-public authorities now or hereafter in any manner affecting the Premises or the use thereof. To the best of the knowledge of Seller, the Premises currently comply with all applicable rules, orders, statutes, requirements, laws, ordinances and regulations of all duly constituted governmental, public, or quasi-public authorities affecting the Premises.

         Section 14. Condemnation. If the whole of the Premises, or such portion thereof as will in Purchaser's reasonable judgment make the Premises unusable for Purchaser's purposes, be condemned by any legally constituted authority for any public use or purpose, then this Agreement shall terminate from date when possession thereof is taken by public authorities, and consideration shall be accounted for as between Seller and Purchaser as of said date. Any and all compensation arising from such condemnation shall be paid to and belong to Seller (except any award for damage to the inventory of Purchaser, which shall belong to Purchaser).

         Section 15. Removal of Fixtures. Purchaser may, prior to the expiration of this Agreement or any extension provided hereunder thereof, remove all inventory, fixtures and equipment which it has placed in the Premises, provided that Purchaser repairs all damage to the Premises caused by such removal.

         Section 16.  Indemnification.

                  (a) Seller agrees to indemnify and hold harmless Purchaser and its officers, employees, agents and assigns from and against any and all liabilities, claims, demands, suits, actions, causes of action or any other legal proceedings arising out of, or related in any way to, any negligent or intentional act or omission by Seller arising out of or in connection with Seller's performance of its obligations under this Agreement. Seller agrees to pay all losses, damages (actual and exemplary), costs, expenses, invoices and bills (including reasonable attorneys' fees) incurred by Purchaser and its officers, employees, agents and assigns as a result of any such negligent or intentional act or omission by Seller.

                  (b) Purchaser agrees to indemnify and hold harmless Seller and its officers, employees, agents and assigns from and against any and all liabilities, claims, demands, suits, actions, causes of action or any other legal proceedings arising out of, or related in any way to, any negligent or intentional act or omission by Purchaser arising out of or in connection with Purchaser's performance of its obligations under this Agreement. Purchaser agrees to pay all losses, damages (actual and exemplary), costs, expenses, invoices and bills (including reasonable attorneys' fees) incurred by Seller and its officers, employees, agents and assigns as a result of any such negligent or intentional act or omission by Purchaser.

         Section 17. Mortgagee's Rights. Purchaser's rights shall be subject to any mortgage or deed to secure debt which is now, or may hereafter be placed upon the Premises by a mortgagee of Seller; provided, however, that Purchaser shall execute a separate agreement reflecting such subordination in a form reasonably acceptable to Purchaser, and provided that Seller obtains a Subordination, Non-disturbance and Attornment Agreement for Purchaser with respect to any mortgage or deed to secure debt which may be placed upon the Premises by a mortgagee of Seller. At the request of either party, the other party shall execute an estoppel certificate, in such form as the requesting party may reasonably require, certifying as to the status and condition of the Premises and this Agreement. There shall be no sale of the Premises or any portion thereof, without the provision by Seller of services comparable to the services provided by the Personnel and of facilities comparable to the Premises.

         Section 18. Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, legal representatives and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party without the prior written consent of the other party, which shall not be unreasonably withheld. Any attempted assignment without the required consent shall be null and void. Notwithstanding the foregoing, Purchaser may assign this Agreement to any of its subsidiaries or in the event of a sale of all or substantially all of Purchaser's assets without prior written consent of Seller.

         Section 19. Severability. If any term or provision of this Agreement shall to any extent be invalid or enforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         Section 20. Notices. Any notices which any party may or must give to any other party under this Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail, return receipt requested to:

         Purchaser:                           Seller:
         ---------                            ------

         Horizon Medical Products, Inc.       Columbia Vital Systems, Inc.
         4200 Northside Parkway               100 East Chestnut Drive
         Building 7                           Westmont, Illinois 60559
         Atlanta, Georgia 30327               Attn: William C. Huck
         Attn: Marshall B. Hunt

         Notice shall be deemed given, if delivered personally, upon delivery thereof, and if mailed, upon the mailing thereof.

         Section 21. Relationship of the Parties. None of the provisions of this Agreement are intended to create nor shall they be deemed or construed by the parties to create any partnership or joint venture relationship or other relationship between the parties hereto, except that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement.

         Section 22. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Georgia, without regard to that state's conflict of laws provisions. If any matter with respect to this Agreement or the transactions contemplated herein shall be the subject of a dispute, Seller, Shareholders and Purchaser shall negotiate in good faith to resolve such dispute for a period not to exceed thirty (30) days following the written notice of such dispute delivered by one party to the other. If, at the end of such thirty (30)-day negotiation period, Seller, Shareholders and Purchaser shall have failed to resolve such dispute, then Seller and Purchaser shall submit the matter to binding arbitration by AAA in Chicago, Illinois, or such other location as agreed to by the parties or proposed by AAA. Such arbitration shall be conducted by a panel of three arbitrators, each of which arbitrators shall have experience arbitrating issues as appropriate to the subject matter of the dispute. The fees and expenses of AAA shall be share equally by Purchaser on the one hand and Seller and Shareholders on the other. The final decision of the panel shall be rendered in writing within 180 days of submission and shall be final and binding on the parties hereto.

         Section 23. Amendment. This Agreement may be amended, supplemented or modified only by a written agreement signed by each party hereto.

         Section 24. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


                                          HORIZON MEDICAL PRODUCTS, INC.


                                          By:
                                                 ------------------------------
                                          Title:
                                                 ------------------------------


                                          COLUMBIA VITAL SYSTEMS, INC.


                                          By:
                                                 ------------------------------
                                          Title:
                                                 ------------------------------

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